Exhibit 99.5

GrowGeneration Purchases Santa Rosa Hydroponics and Grower Supply Inc.

6th California Store Creates a Market in Excess of $10 Million in Sonoma County, CA.

DENVER, July 16, 2018 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), GrowGeneration (“GrowGen” or the “Company”), one of the largest specialty retail hydroponic and organic gardening store chain, with 18 locations serving both commercial and home growers, today announced that it has purchased Santa Rosa Hydroponics and Grower Supply (SRH) located in Santa Rosa, CA. SRH will serve as a retail and warehouse location servicing the growing number of commercial cultivators in the Sonoma and Northern California market. SRH, located on 3.5 acres, with over 20,000 sq. ft. of warehouse and retail space, adds the 6th store to the GrowGeneration portfolio of stores in California.

GrowGen CEO Comments:

“Santa Rosa Hydroponics and Grower Supply marks our 5th acquisition in 2018, adding $25 Million in revenue to our Company. Adding SRH, located directly in a strategic location with high visibility in Northern CA., adds one of the largest and highest volume hydroponic stores in the country. SRH has a seasoned team, and we are excited that the founders of SRH, Rick and Jason Barretta will be continuing as VPs of Sales and Business Development for the Northern Californiaregion.” Further Mr. Lampert stated, “In addition to its store acquisitions, the Company is investing in vertical markets that will offer new technologies and products that bring automation and efficiencies. Through GrowGeneration Management, our newly formed commercial division, GrowGeneration is now able to deliver a full turnkey solution for new license holders and owners who are building new facilities. Our Commercial team is comprised of mechanical engineers, grow room designers, and a solid team of dedicated commercial salesmen who are focused on large capital projects.  We have a strong balance sheet in excess of $14 million in cash. The company has set revenue guidance at $37 million up from $14.5 million for the trailing 12 months.”

Santa Rosa Hydroponics and Grower Supply CEO Comments:

“We are excited to be part of the GrowGeneration portfolio of companies. As the largest hydroponic store in Sonoma County, our customers will benefit with more product offerings, competitive pricing and expanded professional services.

We were attracted to GrowGeneration’s model and track record of building a national chain of stores, applying a professional management team and resources, and a strong financial position.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 18 stores, which includes 6 locations in Colorado, 6 locations in California, 3 locations in Michigan, 1 location in Las Vegas, 1 location in Rhode Island and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

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Website: www.GrowGeneration.com

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Related Links

www.growgeneration.com